Registration No. 333-199171
As filed with the Securities and Exchange Commission on March 12, 2015
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
☐ PRE-EFFECTIVE AMENDMENT NO.
☑ POST-EFFECTIVE AMENDMENT NO. 1
JOHN HANCOCK MUNICIPAL SECURITIES TRUST
(Exact Name of Registrant as Specified in Charter)
601 Congress Street
Boston, Massachusetts 02210
 (Address of Principal Executive Offices)
(800) 225-5291
 (Registrant’s Area Code and Telephone Number)
John J. Danello, Esq.
John Hancock Municipal Securities Trust
601 Congress Street
Boston, Massachusetts 02210
 (Name and Address of Agent for Service)
Copies to:
Mark P. Goshko, Esq.
K&L Gates LLP
One Lincoln Street
 Boston, Massachusetts 02111

JOHN HANCOCK MUNICIPAL SECURITIES TRUST
CONTENTS OF REGISTRATION STATEMENT
This Registration Statement contains the following papers and documents:
Cover Sheet
Contents of Registration Statement
Part A — Proxy Statement/Prospectus – Incorporated herein by reference to the definitive form of Proxy Statement/Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on November 10, 2014 SEC accession number 0001133228-14-004041.
Part B — Statement of Additional Information – Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act on November 10, 2014, SEC accession number 0001133228-14-004041.
Part C — Other Information
Signature Page
Exhibits — The sole purpose of this filing is to file as exhibits, with respect to each reorganization described in the Registrant’s Registration Statement on Form N-14, filed on November 10, 2014: (i) the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (ii) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14.  Part C of this Registration Statement has been updated as necessary.

PART C
OTHER INFORMATION
Item 15. Indemnification
No change from the information set forth in Item 30 of the amendment to the Registration Statement of John Hancock Municipal Securities Trust (“Registrant”) on Form N-1A under the 1933 Act and the 1940 Act (File Nos. 033-32246 and 811-05968) as filed with the Securities and Exchange Commission (the “SEC”) on September 25, 2014 (accession no. 0001133228-14-003369), which information is incorporated herein by reference.
Item 16. Exhibits

1(a)	Amended and Restated Declaration of Trust dated March 8, 2005. – previously filed as exhibit 99.(a) to post-effective amendment no. 26 filed on December 28, 2005, accession number 0001010521-05-00529.

1(a)(1)
Amendment dated June 24, 2005 to the Amended and Restated Declaration of Trust regarding change of address of principal place of business – previously filed as exhibit 99.(a).1 to post-effective amendment no. 27 filed on December 27, 2006, accession number 0001010521-06-00989.

1(a)(2)
Amendment dated April 17, 2009 to the Amended and Restated Declaration of Trust regarding amendment and restatement of Section 8.4. – previously filed as exhibit 99.(a).2 to post-effective amendment no. 33 filed on September 24, 2009, accession number 0000950123-09-045764.

2(a)	Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b) to post-effective amendment no. 26 filed on December 28, 2005, accession number 0001010521-05-00529.

2(a)(1)
Amendment dated March 11, 2008 to the Amended and Restated By-Laws. – previously filed as exhibit 99.(b).1 to post-effective amendment no. 32 filed on December 18, 2008, accession number 0000950135-08-008327.

2(a)(2)
Amendment dated June 9, 2009 to the Amended and Restated By-Laws. – previously filed as exhibit 99.(b).2 to post-effective amendment no. 33 filed on September 24, 2009, accession number 0000950123-09-045764.

3	Not Applicable.

4(a)
Agreement and Plan of Reorganization dated February 12, 2015 by and between John Hancock Massachusetts Tax-Free Income Fund, a series of John Hancock Tax-Exempt Series Fund, and John Hancock Tax-Free Bond Fund, a series of the Registrant – FILED HEREWITH.

4(a)(1)
Agreement and Plan of Reorganization dated February 12, 2015 by and between John Hancock New York Tax-Free Income Fund, a series of John Hancock Tax-Exempt Series Fund, and John Hancock Tax-Free Bond Fund, a series of the Registrant– FILED HEREWITH.

5	Included in Exhibits 1 and 2 hereto.

6(a)
Advisory Agreement dated July 1, 2009 (the “Advisory Agreement”) between Registrant and John Hancock Advisers, LLC (the “Adviser”) on behalf of John Hancock High Yield Municipal Bond Fund and John Hancock Tax-Free Bond Fund. – previously filed as exhibit

99.(d) to post-effective amendment no. 33 filed on September 24, 2009, accession number 0000950123-09-045764.

6(a)(1)
Amendment dated October 1, 2009 to Advisory Agreement relating to John Hancock High Yield Municipal Bond Fund and John Hancock Tax-Free Bond Fund. – previously filed as exhibit 99.(d).1 to post-effective amendment no. 34 filed on July 16, 2010, accession number 0000950123-10-065987.

6(a)(2)
Sub-Advisory Agreement dated December 31, 2005 (the “Sub-Advisory Agreement”) among the Registrant, the Adviser and MFC Global Investment Management (U.S.), LLC (now known as John Hancock Asset Management a division of Manulife Asset Management (US) LLC) (the “Subadviser”) relating to John Hancock High Yield Municipal Bond Fund and John Hancock Tax-Free Bond Fund. – previously filed as exhibit 99.(d).1 to post-effective amendment no. 27 filed on December 27, 2006, accession number 0001010521-06-00989.

6(a)(3)
Amendment dated October 1, 2009 to Sub-Advisory Agreement relating to John Hancock High Yield Municipal Bond Fund and John Hancock Tax-Free Bond Fund. – previously filed as exhibit 99.(d).3 to post-effective amendment no. 34 filed on July 16, 2010, accession number 0000950123-10-065987.

7(a)
Distribution Agreement dated December 22, 1994 (the “Distribution Agreement”) between Registrant and John Hancock Broker Distribution Services, Inc. (renamed John Hancock Funds, Inc. and now known as John Hancock Funds, LLC) (the “Distributor”) – previously filed as exhibit 99.B6(A) to post-effective amendment no. 7 filed on February 24, 1995, accession number 0000950129-95-000095.

7(a)(1)
Amendment dated September 30, 1996 to the Distribution Agreement between Registrant and John Hancock Funds, Inc. (formerly, John Hancock Broker Distribution Services, Inc.) on behalf of John Hancock High Yield Tax-Free Fund– previously filed as exhibit 99.B(6).1 to post-effective amendment no. 12 filed on December 23, 1996, accession number 0001010521-96-000229.

8	Not Applicable.

9
Master Custodian Agreement dated September 10, 2008 between John Hancock Mutual Funds and State Street Bank and Trust Company. – previously filed as exhibit 99.(g) to post-effective amendment no. 33 filed on September 24, 2009, accession number 0000950123-09-045764.

10(a)
Class A and Class B Distribution Plans dated July 1, 2009 between Registrant and the Distributor relating to John Hancock High Yield Municipal Bond Fund and John Hancock Tax-Free Bond Fund. – previously filed as exhibit 99.(m) to post-effective amendment no. 33 filed on September 24, 2009, accession number 0000950123-09-045764.

10(a)(1)
Class C Distribution Plans dated April 1, 1999 between the Registrant and John Hancock Funds, Inc. relating to John Hancock High Yield Tax-Free Bond Fund and John Hancock Tax-Free Bond Fund – previously filed as exhibit 99.(m).4 to post-effective amendment no. 17 filed on December 27, 1999, accession number 0001010521-99-000396.

10(a)(2)
Rule 12b-1 Fee Waiver Letter Agreement dated June 25, 2014 between the Registrant and the Distributor – previously filed as exhibit 99.(m).1 to post-effective amendment no. 42 filed on September 25, 2014, accession number 0001133228-14-003369.

10(a)(3)
Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 dated December 6, 2011, as amended as of June 26, 2013 (the “Rule 18f-3 Plan”) for John Hancock Mutual Funds advised by the Adviser – previously filed as exhibit 99.(n) to post-effective amendment no. 42 filed on September 25, 2014, accession number 0001133228-14-003369.

11
Opinion and Consent of K&L Gates LLP, regarding legality of issuance of shares and other matters. – previously filed as exhibit 99.11 to the initial registration statement on Form N-14 filed on October 6, 2014, accession number 0001133228-14-003648.

12(a)
Opinion of K&L Gates LLP on tax matters relating to the reorganization of John Hancock Massachusetts Tax-Free Income Fund, a series of John Hancock Tax-Exempt Series Fund, into John Hancock Tax-Free Bond Fund, a series of the Registrant, dated February 13, 2015. – FILED HEREWITH.

12(a)(1)
Opinion of K&L Gates LLP on tax matters relating to the reorganization of John Hancock New York Tax-Free Income Fund, a series of John Hancock Tax-Exempt Series Fund, into John Hancock Tax-Free Bond Fund, a series of the Registrant, dated February 13, 2015 – FILED HEREWITH.

13	Not Applicable.

14	Consent of PricewaterhouseCoopers LLP. – previously filed as exhibit 99.14 to the initial registration statement on Form N-14 filed on October 6, 2014, accession number 0001133228-14-003644.

15	Not Applicable.

16	Power of Attorney for all Trustees. – previously filed as exhibit 99.16 to the initial registration statement on Form N-14 filed on October 6, 2014, accession number 0001133228-14-003648.

17	Forms of Proxy Card. – previously filed as exhibit 99.17 to the initial registration statement on Form N-14 filed on October 6, 2014, accession number 0001133228-14-003648.

Item 17. Undertakings
(a) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(c) The undersigned Registrant agrees that a final form of the Opinion and Consent of K&L Gates LLP regarding certain tax matters and consequences to shareholders discussed in the Proxy Statement and Prospectus will be filed in a post-effective amendment to this registration statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant, John Hancock Municipal Securities Trust, has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and Commonwealth of Massachusetts, on the 12th day of March, 2015.

JOHN HANCOCK MUNICIPAL SECURITIES TRUST

By: /s/ Andrew G. Arnott Andrew G. Arnott President

As required by the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Andrew G. Arnott	President	March 12, 2015
Andrew G. Arnott

/s/ Charles A. Rizzo	Chief Financial Officer	March 12, 2015
Charles A. Rizzo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles L. Bardelis *	Trustee	March 12, 2015
Charles L. Bardelis

/s/ Craig Bromley *	Trustee	March 12, 2015
Craig Bromley

/s/ Peter S. Burgess *	Trustee	March 12, 2015
Peter S. Burgess

/s/ William H. Cunningham *	Trustee	March 12, 2015
William H. Cunningham

/s/ Grace K. Fey *	Trustee	March 12, 2015
Grace K. Fey

/s/ Theron S. Hoffman *	Trustee	March 12, 2015
Theron S. Hoffman

/s/ Deborah C. Jackson *	Trustee	March 12, 2015
Deborah C. Jackson

/s/ Hassell H. McClellan *	Trustee	March 12, 2015
Hassell H. McClellan

/s/ James M. Oates *	Trustee	March 12, 2015
James M. Oates

Signature	Title	Date

/s/ Steven R. Pruchansky *	Trustee	March 12, 2015
Steven R. Pruchansky

/s/ Gregory A. Russo *	Trustee	March 12, 2015
Gregory A. Russo

/s/ Warren A. Thomson *	Trustee	March 12, 2015
Warren A. Thomson

*By Power of Attorney By: /s/ Nicholas J. Kolokithas
Nicholas J. Kolokithas		March 12, 2015
Attorney-in-Fact
*Pursuant to Power of Attorney filed with the Trust’s Registration Statement on October 6, 2014.

JOHN HANCOCK MUNICIPAL SECURITIES TRUST
Index to Exhibits
Exhibit Number	Description of Exhibit

4(a)
Agreement and Plan of Reorganization dated February 12, 2015 by and between John Hancock Massachusetts Tax-Free Income Fund, a series of John Hancock Tax-Exempt Series Fund, and John Hancock Tax-Free Bond Fund, a series of the Registrant.

4(a)(1)
Agreement and Plan of Reorganization dated February 12, 2015 by and between John Hancock New York Tax-Free Income Fund, a series of John Hancock Tax-Exempt Series Fund, and John Hancock Tax-Free Bond Fund, a series of the Registrant.

12(a)
Opinion of K&L Gates LLP on tax matters relating to the reorganization of John Hancock Massachusetts Tax-Free Income Fund, a series of John Hancock Tax-Exempt Series Fund, into John Hancock Tax-Free Bond Fund, a series of the Registrant, dated February 13, 2015.

12(a)(1)
Opinion of K&L Gates LLP on tax matters relating to the reorganization of John Hancock New York Tax-Free Income Fund, a series of John Hancock Tax-Exempt Series Fund, into John Hancock Tax-Free Bond Fund, a series of the Registrant, dated February 13, 2015.